Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made and entered into by and between FiberTower Corporation, a Delaware corporation, (the “Company”) and Kurt J. Van Wagenen (the “Executive”) on the 9th day of April, 2008.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2.             Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of three (3) years commencing on the date hereof (the “Effective Date”) and shall be automatically extended thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least sixty (60) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.             Capacity and Performance.

(a)           During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer. In addition, the Company shall promptly nominate and recommend the Executive for membership on the Board of Directors of the Company (the “Board”), and if so elected or appointed, without further compensation, during the term hereof, the Executive shall serve as a member of the Board and, if so elected or appointed from time to time, also shall serve as a director and/or officer of one or more of the Company’s Affiliates.

(b)           During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties of his position and such other duties on behalf of the Company and its Affiliates, reasonably consistent with his position, as may be designated from time to time by the

Board or its designee; provided that the Company recognizes that there will be a transition period from the Effective Date through June 30, 2008 during which the Executive shall perform his duties in part from his current location in Massachusetts, which shall not be deemed a violation of this provision or constitute Cause within the meaning of Section 5(c).

(c)           During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or accept any professional, governmental or academic position during the term of this Agreement, except for non-profit activities that do not materially interfere with the performance of the Executive’s services hereunder or as may be expressly approved in advance by the Board in writing.

4.             Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates pursuant to this Agreement:

(a)           Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per annum, payable in accordance with the payroll practices of the Company for its executives.  Such base salary shall be reviewed by the Board on no less than an annual basis, and shall be subject to increase at such times by the Board, in its sole discretion, but shall not be subject to decrease. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b)           Incentive and Bonus Compensation.

(i)            The Executive shall be eligible annually for a bonus (the “Annual Bonus”) as determined by the Board with a target (the “Target Bonus”) of 75% of the Base Salary.  The range of possible Annual Bonus shall be determined annually but shall not be less than 150% of the Target Bonus on the upside.  For 2008, the range of potential Annual Bonus shall be 0% to 200% of Target Bonus. The amount of the Annual Bonus shall be determined annually by the Board, based on its assessment, in its reasonable discretion, of the Executive’s performance and that of the Company against appropriate and reasonably obtainable goals which shall be established no later than March 31st of the calendar year in question by the Compensation Committee of the Board after consultation with the Executive.  The parties acknowledge that the Compensation Committee may revise the bonus goals applicable to all executives of the Company, including the Executive, during a calendar year in consultation with the Executive.  In the event an Annual Bonus is payable hereunder for a portion of a calendar year (such as 2008, when the Executive will not have been employed for a full calendar year), the Annual Bonus will be pro-rated for the portion of the year during which the Executive was employed by the Company.  The Annual Bonus (including any pro-rated bonus), if any, shall be paid in accordance with the Company’s regular bonus payment practices but not later than two and one-half months following the end of the calendar year during which the bonus was earned. Any bonus or incentive compensation paid to the Executive shall be in addition to the Base Salary.

(ii)           Executive shall be paid a signing bonus in accordance with the terms of the Signing Bonus Agreement (the “Signing Bonus Agreement”) entered into the date hereof between the Company and the Executive.

(c)           Restricted Stock.  In connection with the Executive’s appointment as President and Chief Executive Officer, the Company shall grant to the Executive 875,000 shares (the “Restricted Stock”) of the common stock of the Company as a Restricted Stock grant under the Company’s Stock Incentive Plan, as amended from time to time (the “Plan”).  Twenty-five percent (25%) of the shares of Restricted Stock shall vest on each of the first, second, third and fourth anniversaries of the date of grant, provided that the Executive is still employed by the Company on each such date.  The Restricted Stock granted to the Executive under this Agreement shall be subject to the Plan, to any applicable restricted stock certificate, restricted stock agreement or shareholder agreement and to such other restrictions as are generally applicable to restricted stock grants to employees of the Company, as in effect from time to time. The grant of the Restricted Stock to the Executive is subject to the Executive signing an acknowledgment of the terms of the applicable restricted stock agreement and the Plan. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board or the Compensation Committee.

(d)           Stock Options. In connection with the Executive’s appointment as President and Chief Executive Officer, the Company shall grant to the Executive an option (the “Option”) to purchase 1,125,000 shares of the common stock of the Company at an exercise price per share equal to the Fair Market Value (as defined in the Plan) on the date of grant. Twenty-five percent (25%) of the shares which are subject to the Option shall become exercisable on the first anniversary of the date of grant, provided that the Executive is still employed by the Company on such date. Thereafter, 1/48th of the of the shares which are subject to the Option shall vest and become exercisable monthly, provided that the Executive is still employed by the Company on each such date. The stock options granted to the Executive under this Agreement shall be subject to the Plan, to any applicable stock option certificate, stock option agreement or shareholder agreement and to such other restrictions as are generally applicable to stock options issued to employees of the Company, as in effect from time to time. The grant of the Option to the Executive is subject to the Executive signing an acknowledgment of the terms of the applicable stock option agreement and the Plan. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board or the Compensation Committee.

(e)           Vacations. The Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. In addition, the Executive shall be entitled to up to two (2) weeks of unpaid vacation during the Transition Period (as defined below).  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f)            Other Benefits. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(g)           Business Expenses. The Company shall pay or reimburse the Executive for all reasonable customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(h)           Attorneys’ Fees.  The Company shall pay or reimburse the Executive for all reasonable attorneys’ fees and costs incurred in connection with the negotiation of this Agreement, not to exceed $5,000.

(i)            Relocation Expense Reimbursement.  The Company will reimburse Executive, upon Executive’s providing reasonable documentation thereof, for the following actual reasonable costs incurred by Executive in connection with Executive’s relocation to the San Francisco, California bay area:

(i)            Temporary housing expenses for the Executive from the Effective Date through the earlier of (A) June 30, 2008, or (B) the date the Executive establishes a new residence in the San Francisco Bay area (the “Transition Period”);

(ii)           Reimbursement in accordance with the Company’s travel policy for reasonable expenses incurred by the Executive during the Transition Period in connection with his travel from his current primary residence in Massachusetts to the Company’s San Francisco office or to other locations necessitated by his duties under this Agreement;

(iii)          Payment of normal real estate commissions (not to exceed 6%) and normal closing costs incurred by Executive in connection with the sale by Executive of his current primary residence;

(iv)          Travel expenses for up to two (2) trips for Executive and his spouse to the San Francisco, California bay area to search for a new primary residence;

(v)           Advance purchase coach airfare for Executive and his family to travel to San Francisco, California upon moving;

(vi)          Until the earlier of (i) 60 days following sale of Executive’s Massachusetts residence or (ii) December 31, 2008, temporary housing expenses for Executive and his family;

(vii)         Normal costs for moving Executive’s household goods and up to two (2) automobiles to the San Francisco, California bay area from his current primary residence (excluding the costs of moving any unusual items such as pianos, home gymnasium equipment, etc.); and

(viii)        Up to $6,000 for ancillary costs associated with such relocation.

In addition to the reimbursement of the relocation expenses described above, Executive shall be entitled to receive from the Company an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with such reimbursements.  All sums paid pursuant to this Section 4(i) must be repaid to the Company in the event the Executive terminates his employment other than for Good Reason (as defined in Section 5 below) within twelve (12) months of the Effective Date.

5.             Termination of Employment and Severance Benefits. This Agreement and the Executive’s employment hereunder shall terminate under the following circumstances:

(a)           Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any Annual Bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination; (iv) a pro-rated Annual Bonus for year in which the termination occurs; and (v) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  In addition, the Company shall pay to the Executive any Signing Bonus owed under the terms of the Signing Bonus Agreement.

(b)           Disability.

(i)            The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and Severance Pay and Medical Benefits, as defined below, and any obligations under the Signing Bonus Agreement.

(ii)           The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Regardless of whether the Board makes any such designation, the Executive shall continue to receive all compensation set forth in Section 4 during the period of any disability, until the termination of his employment in accordance with this Agreement.  If, during any such disability period, the Executive also receives disability income payments under the Company’s disability income plan, the Company shall be entitled to subtract such amounts from the Base Salary paid to the Executive during such disability period.

(iii)          If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)           By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)            The Executive’s failure to perform (other than by reason of disability), or serious negligence in the performance of, his material duties and responsibilities to the Company or any of its Affiliates; provided that (A) this provision shall not apply to mere dissatisfaction with Executive’s performance or his failure to achieve particular objectives or goals, and (B) this provision shall only constitute “Cause” where the Company has previously provided the Executive with reasonably detailed written notice of his alleged failure or negligence which the Executive fails to cure within seven (7) days of receipt of that notice;

(ii)           Material breach of Section 7, 8 or 9 hereof or breach of any fiduciary duty owed to the Company or any of its Affiliates:

(iii)          Fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company or any of its Affiliates; or

(iv)          Indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude.

Upon termination of the Executive’s employment for Cause, the Company shall pay the Executive the Final Compensation, but excluding any pro-rated Annual Bonus for the calendar year in which the termination occurs, and other than such payment the Company shall have no further obligation to the Executive.

(d)           By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to

Final Compensation and all obligations under the Signing Bonus Agreement, the Company shall provide the Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination and the Target Bonus (“Severance Pay”), payable in approximately equal installments at the Company’s regular paydays for its executives during the period from the date of termination through the one-year anniversary thereof (the “Severance Period”); provided, however, that if required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the timing of such payments shall be adjusted as necessary to comply with Section 409A. For the duration of the Severance Period, the Company shall also continue to pay the Executive that portion of the premiums towards his family health and dental insurance policies that it was paying to him immediately prior to his termination (the “Medical Benefits”).  In addition, on the date of termination, the Company will cause to become vested that portion of the Option and Restricted Shares which would have vested by passage of time during the period from the date of termination through the one-year anniversary thereof, had the Executive remained in the employ of the Company during that period (the “Accelerated Shares”).  The Severance Pay, Medical Benefits and Accelerated Shares shall hereinafter be referred to as the “Severance Benefits.” Any obligation of the Company to pay the Severance Benefits is conditioned, however, on the Executive timely signing a release of claims in the form attached hereto as Attachment A (the “Employee Release”). The first installment of the Severance Pay shall be due and payable at the Company’s next regular payday which is at least five business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by the Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination; provided, however, that if required by Section 409A, the first installment of the Severance Pay shall be due and payable at the Company’s first regular payday as permitted pursuant to Section 409A. Also, although vested on the date of termination, the Accelerated Shares shall not be exercisable until the later of the effective date of the Employee Release or the date the Employee Release, signed by the Executive, is received by the Company.

(e)           By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, at any time upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i)            Any material changes in the Executive’s title, duties, position, responsibilities or reporting relationships, where the Executive has previously provided the Company with detailed written notice of such change(s) which the Company failed to cure within sixty (60) days of receipt of that notice; provided, however, that the failure of the Executive to be elected to the Board or the failure of the Company to continue the Executive’s appointment or election as a director or officer of any of its Affiliates shall not constitute “Good Reason;”

(ii)           Any requirement by the Company that the Executive relocate to an office location that is more than fifty (50) miles from his then-current regular office location (it being understood that as of the Effective Date, the office location is the Company’s offices in San Francisco, California); and

(iii)          Failure of the Company to provide the Executive cash compensation and benefits in accordance with the terms of Section 4 hereof or under the Signing Bonus Agreement, excluding any failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), the Executive will be entitled to the Final Compensation, any payments owed to him under the Signing Bonus Agreement, and the Severance Benefits set forth in Section 5(d) above; provided that the Executive timely signs the Employee Release.

(f)            By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time other than for Good Reason upon sixty (60) days’ notice to the Company; provided, however, that the Company may elect to waive all or any portion of such notice, in which event the Company will pay the Executive the Base Salary for any portion of the first sixty (60) days of such notice waived. Upon termination by the Executive of his employment other than for Good Reason, the Company shall pay the Executive the Final Compensation, but excluding any pro-rated Annual Bonus for the calendar year in which the termination occurs, and other than such payment the Company shall have no further obligation to the Executive.

(g)           Expiration of the Term Hereof.  The Executive’s employment shall terminate upon the expiration of the term hereof following appropriate notice by either party in accordance with Section 2.  In the event of such expiration as a result of the Company giving such notice of non-renewal, the Executive will be entitled to the Final Compensation, any payments owed to him under the Signing Bonus Agreement, and the Severance Benefits set forth in Section 5(d) above; provided that the Executive timely signs the Employee Release.  In the event of such expiration as a result of the Executive giving such notice of non-renewal, the Executive will be entitled to the Final Compensation, but excluding any pro-rated

Annual Bonus for the calendar year in which the termination occurs, and other than such payment the Company shall have no further obligation to the Executive.

(h)           Upon a Change of Control. If a Change of Control occurs and the Executive does not resign without Good Reason and is not terminated with Cause during the six-month period following the Change in Control:

(i)            any and all Options and Restricted Shares that have not yet become vested and exercisable shall, without any further action by the Company, the Board of Directors or the Compensation Committee, accelerate and become vested and exercisable six (6) months following the date of such Change of Control; and

(ii)           any and all unpaid portions of the Signing Bonus shall immediately become due and payable to the Executive six (6) months following the date of such Change in Control.

In addition, if the Executive’s employment is terminated by the Company (or its successor or assign) for any reason other than for Cause, or if the Executive resigns for Good Reason, during the six (6) month period following a Change of Control:

(A)          all outstanding unvested Options and Restricted Shares granted under this Agreement shall immediately vest and become exercisable upon termination; and

(B)           the Company (or its successor or assign) shall pay to the Executive the Final Compensation, any compensation owed to him under the Signing Bonus Agreement, Severance Pay and Medical Benefits set forth in Section 5 (d) herein.

For the purposes of this Agreement, Change of Control shall mean (i) the sale or transfer of all or substantially all of the Company’s assets, (ii) a reorganization, recapitalization, consolidation or merger where the voting securities of the Company outstanding immediately preceding such transaction, or the voting securities issued in exchange for or with respect to the voting securities of the Company outstanding immediately preceding such transaction, represent 50% or less of the voting power of the surviving entity following the transaction, or (iii) a transaction or series of related transactions which results in the acquisition of more than 50% of the Company’s outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert; provided, that a transaction principally for the purpose of reorganizing the Company into a holding company structure or reincorporating the Company in another jurisdiction shall not constitute a “Change of Control.” Notwithstanding the foregoing, to the extent necessary to comply with

Section 409A, in the case of any payment under this Agreement that in the determination of the Company would be considered “nonqualified deferred compensation” subject to Section 409A and as to which, in the determination of the Company, the requirements of Section 409A(a)(2)(A)(v) would apply, an event or occurrence described above shall be considered a “Change of Control” only if it also constitutes a change in ownership or effective control of the Company, or a change in ownership of the Company’s assets, described in Section 409A(a)(2)(A)(v).

6.                                       Effect of Termination. The provisions of this Section 6 shall apply to any termination pursuant to Section 5.

(a)                                 Except as otherwise agreed to by the parties in writing, payment by the Company of any amounts that may be due the Executive in each case under the applicable termination provision of Section 5 and, if applicable, under the Signing Bonus Agreement, shall constitute the entire obligation of the Company to the Executive, except as required by law.

(b)                                Except as otherwise provided for herein or for any right to continue participation in the Company’s group health or dental plan at the Executive’s cost under COBRA or other applicable law, the Executive’s participation in Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)                                 Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligations of the Company under Sections 5(d), 5(e), 5(f), 5(g) and 5(h) hereof are expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) or 5(f), no compensation is earned after termination of employment.

7.                                       Confidential Information.

(a)                                 The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company and its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, the Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b)                                All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8.                                      Assignment of Rights to Intellectual Property. The Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.                                      Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)                                 While the Executive is employed by the Company and for the twelve months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any activity that competes directly with the Business of the Company or any of its Serviced Affiliates within any area of the United States covered by the Company’s spectrum licenses (the “Restricted Area”).  For the purposes of this Section 9, “Business” means the provision of backhaul services to wireless communications providers in the United States.  For purposes of this Agreement, “Serviced Affiliates” means those Affiliates of the Company for which the Executive has provided services or as to which he has had access to Confidential Information.

(b)                                The Executive agrees that, except as set forth in Section 3(c) hereof, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Subsidiaries, that could reasonably be expected to give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c)                                 The Executive further agrees that during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Serviced Affiliates, assist in such hiring by any person, or encourage any such employee to terminate his or her relationship with the Company or any of its Serviced Affiliates; provided, however, that the foregoing will not apply to any employee that has (i) voluntarily terminated his or her employment relationship with the Company or any of its Serviced Affiliates, as applicable, at least six months prior to the date on which the Executive’s employment relationship with the Company is terminated or (ii) involuntarily terminated his or her employment relationship with the Company or any of its Serviced Affiliates, as applicable, at any time.  The Executive further agrees that during the Non-Competition Period, the Executive will not solicit any known customer or vendor of the Company or any of its Serviced Affiliates to terminate or diminish its relationship with them, or, in the case of such a customer, to conduct with any Person any business or activity which Executive knows such customer was conducting with the Company or any of its Serviced Affiliates immediately prior to Executive’s departure.

10.                                Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that any breach of any of the covenants contained in Sections 7, 8 or 9 hereof could result in irreparable harm to the Company. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.                                Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.                                 Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means (i) all subsidiaries of the Company, and (ii) any Person holding all or substantially all of the voting power of the Company.

(b)                                “Confidential Information” means any and all trade secrets and confidential or proprietary information of the Company and its Affiliates. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) their products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.  Confidential Information shall not include any information that (A) is in or enters the public domain without any fault on the part of the Executive, or (B) was in the possession of the Executive prior to the Effective Date of this Agreement.

(c)                                 “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, (b) to the actual or demonstrably anticipated research or development of the Company or (c) results from any work performed by the Executive for the Company.

(d)                                “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

13.                                Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.                                Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15.                                Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                                Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                                Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

18.                                Entire Agreement. This Agreement and the Signing Bonus Agreement constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

19.                                Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20.                                Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.                                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22.                                Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of Delaware without regard to the conflict of laws principles thereof.

23.                                Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained in any state or federal court in or of the State of Delaware; provided, however, that the Company also may bring any such action, suit or proceeding against the Executive in any other jurisdiction in which the Executive is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to such jurisdiction for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts; that he or it is immune from extraterritorial injunctive relief or other injunctive relief; that his or its property is exempt or immune from attachment or execution; that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts; that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware or such other jurisdiction in which the Company may bring an action hereunder; agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 17 is reasonably calculated to give actual notice; and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 17 does not constitute good and sufficient service of process. The provisions of this Section 23 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

24.                                Attorneys Fees.  In the event that either party initiates legal proceedings to enforce its rights hereunder or under the Signing Bonus Agreement, the prevailing party in such legal proceedings shall be entitled to recover from the other party, in addition to any other damages or remedies to which such party is entitled, the reasonable legal fees of such prevailing party incurred in connection with such legal proceedings.

[Signature page immediately follows.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	FIBERTOWER CORPORATION

/s/ Kurt J. Van Wagenen	By:	/s/ John D. Beletic
Kurt J. Van Wagenen		John D. Beletic
Chairman of the Board